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                                                                     EXHIBIT 6.7



                              [COMPANY LETTERHEAD]




        This letter is an agreement between WSL, Inc. and Team Sports of New Zealand.

        WSL, Inc. will provide all designs and source of raw and finished material and provide assembly instructions for all Rawlings Golf products made in New Zealand or Australia. This is for the purpose of building and distributing Rawlings Golf products as a joint venture partner, for the countries of New Zealand and Australia only.

        WSL, Inc. will provide $30,000 in cash or raw materials and Team Sports will provide $30,000 in U.S. currency as start up monies and material for this new joint venture.

        Team Sports will deduct all overhead and normal cost to run the business and will split all profits. Team Sports will pay quarterly all royalties of all Rawlings product sold at wholesale at the rate of 5%.

        Team Sports will provide full sales information quarterly for all sales and royalty payments.



By /s/ Don MacLeod                                By /s/ Warren Levy
  ----------------------------                      ----------------------------
   Don Macleod/Team Sports                           Warren Levy/WSL, Inc.

            3-94                                              3-94
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           Dated                                             Dated